Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Gar Jackson	Ron Parham
Oakley, Inc.	PondelWilkinson Parham
Director Investor Relations	Investor Relations
949/672-6985	503/924-1186
gjackson@oakley.com	rparham@pondel.com

Oakley announces that CFO Tom George has resigned to
pursue another opportunity

FOOTHILL RANCH, Calif., February 11, 2005 – Oakley, Inc. (NYSE:OO) today announced that Tom George, the company’s Chief Financial Officer, has resigned to pursue a new opportunity as the Chief Financial Officer of a private emerging growth company in San Diego, California.

On an interim basis, until the company hires a replacement, Link Newcomb, Oakley’s Chief Operating Officer, will also assume the responsibilities of the chief financial officer. Mr. Newcomb previously held the position of Oakley’s Chief Financial Officer from July 1995 through January 1997, at which time he was appointed Chief Operating Officer. Mr. Newcomb has also been a certified public accountant since 1984.

“Tom has been a valuable member of Oakley’s executive team since October 1997 and I am disappointed to see him leave. We appreciate the contributions that he has made over the past 7 years and wish him well in this new endeavor,” commented Chief Operating Officer Link Newcomb.

About Oakley, Inc.

     Oakley: a world brand, driven to ignite the imagination through the fusion of art and science. Building on its legacy of innovative, market-leading, premium sunglasses, the company also offers an expanding line of premium performance apparel and accessories, prescription eyewear, footwear, electronics and watches to consumers in more than 100 countries. Trailing-12-month net sales through December 31, 2004 totaled $585.5 million and generated net income of $41.6 million. Oakley, Inc. press releases, SEC filings and the company’s Annual Report are available at www.oakley.com.

Safe Harbor Disclaimer

This press release contains certain statements of a forward-looking nature. Such statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators are based upon current information and expectations and are subject to change based on factors beyond the control of the company. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to: risks related to the sale of Oakley Thump™ and new product introductions in the company’s electronics category; the company’s ability to maintain approved vendor status and continue to receive product orders from the U.S. military; the company’s ability to manage rapid growth; risks related to the limited visibility of future sunglass orders associated with the company’s “at once” production and fulfillment business model; the ability to identify qualified manufacturing partners; the ability to coordinate product development and production processes with those partners; the ability of those manufacturing partners and the company’s internal production operations to increase production volumes on raw materials and finished goods in a timely fashion in response to increasing demand and enable the company to achieve timely delivery of finished goods to its retail customers; the ability to provide adequate fixturing to existing and future retail customers to meet anticipated needs and schedules; the dependence on eyewear sales to Luxottica Group S.p.A, which, as a major competitor, could materially alter or terminate its relationship with the company; the company’s ability to expand distribution channels and its own retail operations in a timely manner; unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by retailers; a weakening of economic conditions could continue to reduce or further reduce demand for products sold by the company and could adversely affect profitability, especially of the company’s retail operations; further terrorist acts, or the threat thereof, could continue to adversely affect consumer confidence and spending, could interrupt production and distribution of product and raw materials and could, as a result, adversely affect the company’s operations and financial performance; the ability of the company to integrate acquisitions and licensing arrangements without adversely affecting operations and the success of such initiatives; the ability to continue to develop and produce innovative new products and introduce them in a timely manner; the acceptance in the marketplace of the company’s new products and changes in consumer preferences; reductions in sales of products, either as the result of economic or other conditions or reduced consumer acceptance of a product, could result in a buildup of inventory; the ability to source raw materials and finished products at favorable prices to the company; the potential impact of periodic power crises on the company’s operations including temporary blackouts at the company’s facilities; foreign currency exchange rate fluctuations; earthquakes or other natural disasters concentrated in Southern California where a significant portion of the company’s operations are based; the company’s ability to identify and execute successfully cost control initiatives; the company’s ability to continue to grow its retail outlets; and other risks outlined in the company’s SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2003 and other filings made periodically by the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update this forward-looking information. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

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